UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                                 Year Ended
                                                 December 31
                                              ------------------
                                                2012       2011
                                              -------    -------
Cash flows from operating activities

Consolidated net income                        $156.8     $141.2
Add (deduct) items to reconcile consolidated net
 income to net cash provided by operating activities:
Loss on debt extinguishment                      30.6       85.2
Employee stock compensation                      14.3       13.9
Company stock issued for U.S. 401(k) plan         6.2       11.8
Depreciation and amortization of properties      54.7       66.4
Depreciation and amortization of
 outsourcing assets                              57.9       62.7
Amortization of marketable software              62.0       65.7
Disposals of capital assets                       6.3        1.4
Gain on sale of businesses and assets           (11.7)      (2.2)
Decrease in deferred income taxes, net           36.5       28.6
(Increase) decrease in receivables, net         (11.2)      92.1
Decrease in inventories                          14.2       22.1
Decrease in accounts payable
 and other accrued liabilities                  (98.2)    (214.4)
Decrease in other liabilities                   (69.4)     (50.6)
Decrease (increase) in other assets              15.0       (5.9)
Other                                            (2.7)       (.8)
                                              -------    -------
Net cash provided by operating activities       261.3      317.2
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                    4,108.5      691.2
 Purchases of investments                    (4,107.2)    (688.2)
 Restricted deposits                              (.6)      50.7
 Investment in marketable software              (56.4)     (51.7)
 Capital additions of properties                (40.1)     (42.2)
 Capital additions of outsourcing assets        (36.1)     (40.5)
 Net proceeds from sale of
  businesses and assets                           5.2      (15.6)
                                              -------    -------
Net cash used for investing activities         (126.7)     (96.3)
                                              -------    -------
Cash flows from financing activities
 Proceeds from issuance of preferred stock,
  net of issuance costs                             -      249.7
 Payments of long-term debt                    (388.9)    (555.7)
 Dividends paid to noncontrolling interests      (4.5)       (.4)
 Dividends paid on preferred shares             (16.2)     (12.2)
 Proceeds from exercise of stock options           .4        1.4
 Proceeds from issuance of long-term debt       204.8          -
 Financing fees                                     -       (2.2)
                                              -------    -------

Net cash used for financing activities         (204.4)    (319.4)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                            10.5      (14.9)
                                              -------    -------
Decrease in cash and cash equivalents           (59.3)    (113.4)
Cash and cash equivalents, beginning of
 period                                         714.9      828.3
                                              -------    -------
Cash and cash equivalents, end of period       $655.6     $714.9
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